First Amendment to Consulting Agreement


This First Amendment to the Consulting Agreement ("First Amendment") is made effective as of January 1, 1996 (the "Effective Date"), by and between SGI International, a Utah corporation ("SGI") and Ebbe Skov ("Consultant").

                                Recitals

A. Consultant and SGI entered into a Consulting Agreement (the "Agreement") on September 19, 1995.

B. Consultant and SGI have orally agreed shortly after the date of the Agreement that payments to Consultant shall be paid half in stock and half in cash.

C. The parties hereto desire to amend the Agreement to conform it to their present practice.

NOW, THEREFORE, the parties agree as follows:

1.  Payment for Services.

     a. Consulting Fee. SGI agrees to pay Consultant for his services (the "Services") at the rate of one hundred dollars ($100.00) per hour. The compensation shall be prorated between payment in cash and in stock as described herein. Fifty percent (50%) of each month's payment shall be paid in cash and the remainder shall be paid in stock. The amount of stock shall be determined by dividing the amount to be paid in stock by the closing bid price of SGI common stock as of the date of the invoice submitted by Consultant. Consultant shall be paid by SGI within fifteen (15) days of receipt of an acceptable invoice from Consultant.

     b. Expenses. Consultant shall be reimbursed for reasonable expenses, including, but not limited to, travel, long distance telephone charges, and mileage at the rate of $.30 a mile for all business travel.

     c. Invoices. Consultant shall invoice SGI monthly for Services rendered during each month. The invoice will describe the work performed during such period, set out the hours of work by day and by task, and reflect the amount and details of any expenses. Consultant agrees that SGI may audit the billing and expense documentation for a period of one year from the date of the invoice submittal. All invoices will be paid as described above.

2. Ownership. Consultant agrees that SGI is the owner of all right, title and interest in the technical information and data (the "Technical Information") relating to the processing of oil, resid and other carbonaceous material and oil materials, and to the drying, cleaning and other processing of coal, bitumen, crude as well as any developments or improvement related thereto, and as well as any related process control technology, computational techniques or related trade secrets or intellectual property. SGI shall also own all other related material used by, developed for, or paid for, by it in connection with the performance of any Services provided by Consultant before or after the date set forth above.

3.  Confidentially and Disclosure.

     a. Disclosure. Consultant desires to have the Technical Information disclosed to him to enable him to render the Services to SGI, including but not limited to, the following: evaluation and development of SGI's OCET
Technology, which can be used, among other things, for precipitating asphaltines out of Resid and for converting bitumens and heavy oils to clean solid fuels, transportation fuels, light distillates, and other uses. SGI is prepared to make such Technical Information as it deems necessary available to Consultant for the aforesaid purpose on the following understanding:

     For the purpose of the Agreement:

     The term "Technical Information" shall not include any information which:

(i) is "publicly available" information. The phrase" publicly available" information shall mean readily accessible to the public in written publication, and shall not include information which is only available by a substantial searching of the published literature, and information the substance of which must be pieced together from a number of different publications and sources;

(ii) is known to Consultant from sources other than SGI or its Affiliates prior to the receipt of the same hereunder from SGI or its Affiliates;

(iii) is received by Consultant without restriction on disclosure from a third party who is legally in possession of such information and has a right to reveal the same to Consultant.

(iv) "Affiliate(s)" of SGI shall mean any person or entity directly or indirectly controlling, controlled by or under common control with SGI.

(v) "Developments" shall mean and include inventions, discoveries, modifications, and improvements, whether patentable or not, together with the physical embodiment of the same whether copyrightable or not, related to SGI's business.

Notwithstanding anything herein to the contrary in this Agreement, Consultant shall have the right to use general skills and capabilities developed as a result of his performance of Services for his own benefit or the benefit of others subject to the obligation of Consultant set forth hereinafter.

     b. Confidentiality. Consultant agrees to hold the Technical Information in confidence and not to reproduce or disclose it to others nor to use it except as herein authorized in writing or as may later be authorized in writing by SGI.

     c. Usage. Both parties agree that the Consultant may use such Technical Information in connection with, but only in connection with, providing Services to SGI.

4.  Developments and Assignment.

     a. Developments. Consultant recognizes that Developments have occurred and/or are expected and likely to occur in the future as the result of the performance of Consultant's Services, and Consultant covenants and agrees to hold all Developments as a result of the performance of such Services or based on SGI's Technical Information in trust for the use and benefit of SGI, and hereby assigns and agrees to assign all such Developments to SGI.

     b. Consultant Disclosure. Consultant shall promptly disclose in writing to SGI any and all Developments made by Consultant, and or by any members of his staff, incident to or as a result of the performance of such Services; and Consultant hereby assigns and agrees to assign all of its right, title and interest, in all such Developments to SGI. All such Developments shall be treated as Technical Information of SGI and the obligations of Consultant under this Agreement shall apply thereto. Consultant further agrees to and does hereby assign to SGI all right, title and interest in and to the intellectual property, rights, and processes or techniques embodying the Developments, including all rights of copyright or rights to patent or use as a trade secret such Developments, both within the United States and throughout the world. The obligation of Sections 7 and 8 are continuing and shall survive the termination of this Agreement.

     c. Assignment. Consultant shall execute and/or require his agents, servants or employees to execute all applications, assignments, or other instruments of any kind which SGI, at SGI's expense, shall deem proper or necessary to apply for, obtain and enforce letters patenta and/or copyrights of the United States or of any foreignc country or otherwise to protect SGI's interest in such Developments.

     d. Retention. Unless otherwise authorized in writing by SGI, all documents, drawings and writings provided to Consultant by SGI hereunder or developed by Consultant hereunder, and all copies thereof shall be returned promptly to SGI upon completion or termination of Services.

5. Limitation of Liability. In no event shall either of the parties hereto be liable to the other for the payment of any consequential, indirect, or special damages, including lost profits.

6. Applicable Law. The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of California.

7. Entire Agreement and Amendments. This First Amendment and the Agreement, itself, constitutes the entire understanding and agreement between the parties relating to the subject matter hereof and supersedes any prior written or oral understanding or agreement between the parties relating to the subject matter hereof. This First Amendment and the Agreement shall not be amended, altered, or supplemented in any way except by an instrument in writing, signed by the duly authorized representative of the parties, that expressly references this First Amendment and the Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and in the year first above written.

SGI                                     Consultant

SGI International,
a Utah Corporation                      Ebbe Skov

            /s/                               /s/
By: ======================          By: ======================
     Joseph A. Savoca



Exhibit 4.26.1